Exhibit 15.1

The Board of Directors

Internet Gold-Golden Lines Ltd.

We consent to the incorporation by reference in the registration statements (Nos. 333-208404 and 333-215744) on Form F-3 of Internet Gold-Golden Lines Ltd. of our report dated April 26, 2017, with respect to the consolidated statements of financial position of Internet Gold-Golden Lines Ltd. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 20-F of Internet Gold-Golden Lines Ltd.

/s/Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Israel)

Member Firm of KPMG International

Tel Aviv, Israel

April 26, 2017